As filed with the Securities and Exchange Commission on January 12, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MIROMATRIX MEDICAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1285782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6455 Flying Cloud Drive, Suite 107 Eden Prairie, MN	55344
(Address of Principal Executive Offices)	(Zip Code)

Miromatrix Medical Inc. 2021 Equity Incentive Plan

Miromatrix Medical Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Jeffrey Ross Chief Executive Officer Miromatrix Medical Inc. 6455 Flying Cloud Drive, Suite 107 Eden Prairie, MN 55344 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 942-6000

Copies to:

Steven C. Kennedy

Joshua L. Colburn

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☑	Smaller Reporting Company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

MIROMATRIX MEDICAL INC.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

The 2021 Equity Incentive Plan (the “2021 Plan”) of Miromatrix Medical Inc. (the “Company”) provides, among other things, that the number of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”), reserved for issuance under the 2021 Equity Incentive Plan will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the least of: (i) 4.5% of the total number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year; (ii) 600,000 shares of Common Stock; or (iii) such lesser number of shares of Common Stock as may be determined by the Company’s Board of Directors (the “Board”).

The Company’s Employee Stock Purchase Plan (the “ESPP”) provides, among other things, that the number of shares of Common Stock reserved for issuance under the ESPP will be increased on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031 in an amount equal to the least of: (i) 1% of the total number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year, or (ii) 200,000 shares of Common Stock; provided, however, that the Board may determine that any annual increase shall be for a number of shares of Common Stock that is less than the number of shares of Common Stock determined by the application of clauses (i) and (ii).

On June 24, 2021, the Company filed a registration statement on Form S-8 (file no. 333-257359, the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register shares of Common Stock for issuance under the 2021 Plan, the ESPP, the Company’s 2019 Equity Incentive Plan and the Company’s 2010 Stock Incentive Plan. Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference, except for Part II, Item 8.

The Company has filed this registration statement on Form S-8 to register: (a) 1,200,000 additional shares of Common Stock not previously registered under the 2021 Plan, 600,000 of which became available for issuance under the 2021 Plan on January 1, 2023, and 600,000 of which became available for issuance under the 2021 Plan on January 1, 2022, and (b) 400,000 additional shares of Common Stock not previously registered under the ESPP, 200,000 of which became available for issuance under the ESPP on January 1, 2023, and 200,000 of which became available for issuance under the ESPP on January 1, 2022.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation of Miromatrix Medical Inc. (incorporated by reference to Exhibit 3.1 to annual report on Form 10-K for the year ended December 31, 2021)
4.2	Amended and Restated Bylaws of Miromatrix Medical Inc. (incorporated by reference to Exhibit 3.2 to current report on Form 8-K filed on June 28, 2021)
4.3	Miromatrix Medical Inc.2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021 (File no. 333-256649 )).
4.4	Miromatrix Medical Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on May 28, 2021 (File no. 333-256649 )).
5.1+	Opinion of Faegre Drinker Biddle & Reath LLP
23.1+	Consent of Independent Registered Public Accounting Firm (Baker Tilly US, LLP)
23.2+	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included with signatures)
107.1+	Filing Fee Table

+ Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 12, 2023.

MIROMATRIX MEDICAL INC.

By:	/s/ Jeffrey Ross
Name: Jeffrey Ross
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey Ross and James Douglas, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on January 12, 2023:

Signature	Title

/s/ Jeffrey Ross	Chief Executive Officer and Director
Jeffrey Ross	(principal executive officer)

/s/ James Douglas	Chief Financial Officer
James Douglas	(principal financial and accounting officer)
/s/ Paul Buckman	Director
Paul Buckman

/s/ William Burke	Director
William Burke

/s/ John Erb	Director
John Erb

/s/ Lisa Wipperman Heine	Director
Lisa Wipperman Heine

/s/ Peter Maag	Director
Peter Maag

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